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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)





                              BANCFIRST CORPORATION
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                                (Name of Issuer)




                                  Common Stock
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                         (Title of Class of Securities)




                                    05945F103
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                                 (CUSIP Number)




                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [_]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                Page 1 of 4 pages

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CUSIP NO. 05945F103                   13G                            PAGE 2 OF 4
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  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Investors Trust Company -- 73-0737662
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
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  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Oklahoma
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                     5     SOLE VOTING POWER

                           103,465
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 200,295
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   428,090
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           200,295
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        628,835
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.046%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        BK
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                                Page 2 of 4 pages
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CUSIP NO. 05945F103                   13G                            PAGE 3 OF 4
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ITEM 1.
         (a)   Name of Issuer: BancFirst Corporation
         (b)   Address of Issuer's Principal Executive Offices:
                    101 N. Broadway
                    Suite 200
                    Oklahoma City, Oklahoma 73102

ITEM 2.
         (a)   Name of Person Filing: Investors Trust Company
         (b)   Address of Principal Business Office:
                    1202 North Tenth Street
                    Duncan, Oklahoma 73533
         (c)   Citizenship:  Oklahoma
         (d)   Title of Class of Securities: Common Stock
         (e)   CUSIP Number: 05945F103

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         a. [ ] Broker or Dealer registered under Section 15 of the Act
         b. [X] Bank as defined in Section 3(a)(6) of the Act
         c. [ ] Insurance Company as defined in Section 3(a)(19) of the Act
         d. [ ] Investment company registered under Section 8 of the Investment Company Act
         e. [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         f. [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
         g. [ ] Parent holding company, in accordance with Rule 13d-a(b)(ii)(G)
                Note: See item 7
         h. [ ] Group, in accordance with Rule 13d-a(b)(1)(ii)(H)

ITEM 4.  Ownership

         a.  Amount Beneficially Owned: 628,835
         b.  Percent of Class: 8.046%
         c.  Number of shares as to which the person has:
             (i)  sole power to vote or to direct the vote: 103,465
            (ii)  shared power to vote or to direct the vote: 200,295
           (iii)  sole power to dispose or to direct the disposition of: 428,090
            (iv)  shared power to dispose or to direct the disposition of:
                  200,295

                                Page 3 of 4 pages
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CUSIP NO. 05945F103                   13G                            PAGE 3 OF 4
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         All of the foregoing shares are held by Investors Trust Company in its fiduciary capacity as trustee or co-trustee of various trusts.

ITEM 5.  Ownership of 5 Percent or Less of a Class:  Not Applicable

ITEM 6.  Ownership of More than 5 Percent on Behalf of Another Person:
         Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         Not Applicable

ITEM 8.  Identification and Classification of Members of the Group:
         Not Applicable

ITEM 9.  Notice of Dissolution of Group:  Not Applicable


ITEM 10. Certification

         By signing below, the undersigned certifies that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired with or as a participant in any transaction having such purposes or effect.

SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Date:  February 26, 2004.

                                                     INVESTORS TRUST COMPANY


                                                     By: /s/  John R. Braught
                                                     ---------------------------
                                                     John R. Braught, President

                                Page 4 of 4 pages